UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On October 15, 2021, CDW Corporation (together with its subsidiaries, the "Company" or "CDW"), through its subsidiary CDW LLC, entered into a Purchase and Sale Agreement (the "Purchase Agreement") to acquire all issued and outstanding equity interests in Granite Parent Inc., the parent company of Sirius Computer Solutions, Inc. ("Sirius"), for a base purchase price of $2.5 billion in cash, subject to customary closing adjustments. On December 1, 2021, the Company completed its acquisition of Sirius (the "Acquisition") for total consideration, net of cash acquired, of approximately $2.4 billion, which is subject to the finalization of customary closing adjustments. The Company used the net proceeds from the $2.5 billion aggregate principal amount of senior unsecured notes issued on December 1, 2021 to finance the Acquisition and related transaction expenses.
The following unaudited pro forma condensed combined financial statements present the combined financial information of CDW and Sirius, adjusted to give effect to the Acquisition and related financing transactions. The following unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by Release No. 33-10786 "Amendments to Financial Disclosures about Acquired and Disposed Businesses," which is herein referred to as Article 11.
Article 11 provides simplified requirements to depict the accounting for the transaction ("Transaction Accounting Adjustments") and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur ("Management’s Adjustments"). CDW has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical balance sheets of CDW and Sirius on a pro forma basis as if the Acquisition and related financing transactions had been consummated on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 combine the historical statements of operations of CDW and Sirius on a pro forma basis as if the Acquisition and related financing transactions had been consummated on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Acquisition and related financing transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the combined company following the completion of the Acquisition and related financing transactions.
The unaudited pro forma adjustments represent management’s estimates based on preliminary information and estimates that CDW believes are reasonable under the circumstances. Actual results are subject to change, perhaps materially, as additional information becomes available and analyses are performed. The assumptions and estimates underlying the pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2021
(amounts in millions)

	CDW Historical	Sirius Historical	Acquisition Pro Forma Adjustments		Financing Pro Forma Adjustments		CDW Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$245	$191	$(35)	1A	$2,478	1H	$288
			(1,009)	1B
			(1,570)	1C
			(12)	1D
Accounts receivable, net of allowance	3,561	810	—		—		4,371
Merchandise inventory	844	12	—		—		856
Other current assets	642	121	12	1D	—		775
Total current assets	5,292	1,134	(2,614)		2,478		6,290
Goodwill	2,805	711	789	1C	—		4,305
Other intangible assets, net	503	855	286	1C	—		1,644
Other assets	412	225	38	1E	—		659
			1	1F
			(17)	1C
Total Assets	$9,012	$2,925	$(1,517)		$2,478		$12,898
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable-trade	$2,281	$772	$(76)	1G	$—		$2,977
Accounts payable-inventory financing	340	—	76	1G	—		416
Current maturities of long-term debt	29	60	(7)	1B	—		82
Contract liabilities	304	43	—	1C	—		347
Accrued expenses and other current liabilities	879	112	(3)	1A	—		991
			3	1F
Total current liabilities	3,833	987	(7)		—		4,813
Debt	4,038	1,085	(1,002)	1B	2,478	1H	6,599
Other liabilities	304	284	56	1C	—		682.0
			38	1E
Total Liabilities	$8,175	$2,356	$(915)		$2,478		$12,094
Stockholders' equity:
Common stock	1	—	—		—		1
Paid-in capital	3,336	491	(491)	1C	—		3,336
(Accumulated deficit)/Retained Earnings	(2,403)	78	(32)	1A	—		(2,436)
			(78)	1C
			(1)	1F
Accumulated other comprehensive loss	(97)	—	—		—		(97)
Total stockholders' equity	837	569	(602)		—		804
Total Liabilities and Stockholders’ Equity	$9,012	$2,925	$(1,517)		$2,478		$12,898

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(amounts in millions, except per share data)

	CDW Historical	Sirius Historical	Acquisition Pro Forma Adjustments		Financing Pro Forma Adjustments		CDW Pro Forma Combined
Net sales	$15,284	$650	$933	2A	$—		$16,867
Cost of sales	12,691	173	937	2A	—		13,835
			36	2B
			(2)	2C
Gross profit	2,593	477	(38)		—		3,032
Selling and administrative expenses	1,513	379	(36)	2B	—		1,911
			(38)	2C
			81	2D
			11	2E
			1	2G
Operating income	1,080	98	(57)		—		1,121
Interest expense, net	(108)	(49)	49	2C	(61)	2J	(169)
Other income (expense), net	38	(1)	—		—		37
Income before income taxes	1,010	48	(8)		(61)		989
Income tax expense	(237)	(13)	2	2I	15	2J	(233)
Net income	$773	$35	$(6)		$(46)		$756

Net income per common share:
Basic	$5.54						$5.42
Diluted	$5.47						$5.34

Weighted-average common shares outstanding:
Basic	139.5						139.5
Diluted	141.4						141.5

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(amounts in millions, except per share data)

	CDW Historical	Sirius Historical	Acquisition Pro Forma Adjustments		Financing Pro Forma Adjustments		CDW Pro Forma Combined
Net sales	$18,468	$867	$1,324	2A	$—		$20,659
Cost of sales	15,258	234	1,329	2A	—		16,869
			51	2B
			(3)	2C
Gross profit	3,210	633	(53)		—		3,790
Selling and administrative expenses	2,031	502	(51)	2B	—		2,638
			(47)	2C
			108	2D
			22	2E
			37	2F
			2	2G
			34	2H
Operating income	1,179	131	(158)		—		1,152
Interest expense, net	(155)	(70)	70	2C	(82)	2J	(237)
Other expense, net	(21)	(3)	(44)	2H	—		(68)
Income before income taxes	1,003	58	(132)		(82)		847
Income tax expense	(214)	(18)	31	2I	21	2J	(180)
Net income	$789	$40	$(101)		$(61)		$667

Net income per common share:
Basic	$5.53						$4.68
Diluted	$5.45						$4.61

Weighted-average common shares outstanding:
Basic	142.6						142.6
Diluted	144.8						144.8

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(in millions, except per share data or otherwise noted)
Note 1. Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial statements are derived from the historical consolidated financial statements of CDW and the historical consolidated financial statements of Sirius. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021 have been prepared as if the Acquisition and related financing transactions had been consummated on January 1, 2020, and the unaudited pro forma condensed combined balance sheet was prepared as if the Acquisition and related financing transactions had been consummated on September 30, 2021.
The unaudited pro forma condensed combined financial statements are prepared as a business combination using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification ("ASC") Topic 805, Business Combinations ("Topic 805"), using the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures. CDW has been treated as the acquirer for financial reporting purposes. Under the acquisition method of accounting, the purchase consideration allocated to Sirius' assets and liabilities for preparation of these pro forma financial statements is based upon their estimated preliminary fair values assuming the Acquisition was completed as of September 30, 2021. The amount of the estimated purchase consideration that was in excess of the estimated preliminary fair values of Sirius' net assets and liabilities on September 30, 2021 is recorded as goodwill in the pro forma condensed combined balance sheet.
The unaudited pro forma condensed combined financial statements may differ from the final purchase accounting given that the purchase price is preliminary and subject to finalization of customary closing adjustments and that the identification and measurement of assets acquired and liabilities assumed are preliminary and subject to change as detailed valuation studies are finalized. The final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments.
These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings from operating efficiencies, revenue synergies, differences in stand-alone costs or carve out allocations for Sirius or costs for the integration of Sirius' operations. These unaudited pro forma condensed combined financial statements also do not purport to represent what the actual consolidated results of operations of CDW would have been had the Acquisition been completed on the dates assumed, nor are they indicative of future consolidated results of operations or the consolidated financial position of the combined company. Any transaction, separation or integration costs will be expensed in the appropriate accounting periods after completion of the Acquisition.
Note 2. Accounting Policies
The accounting policies used in the preparation of these unaudited pro forma condensed combined financial statements are those set out in CDW's Annual Report on Form 10-K for the fiscal year ended December 31, 2020. CDW conducted an initial review of Sirius' accounting policies to determine if differences in accounting policies and account classifications require reclassification of results of operations or reclassification of assets or liabilities to conform to CDW's accounting policies and classifications. During the preparation of these unaudited pro forma condensed combined financial statements, CDW identified the following differences in accounting policies:
•Accounting Standard Update ("ASU") 2016-02, Leases (Topic 842) ("Topic 842") has not yet been adopted by Sirius. An estimated pro forma adjustment has been included to conform with CDW's accounting policy for leases. For additional information, refer to Note 4 (Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information).
•ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments has not yet been adopted by Sirius. The impact to conform with CDW’s accounting policy for estimating credit losses is not expected to have a significant impact, and therefore no pro forma adjustment has been included.
CDW also identified certain reclassifications and adjustments necessary to conform Sirius' classification to CDW's financial statement presentation. The following is a summary of these reclassifications and adjustments:
•Based on Sirius' revenue recognition policies identified during CDW's review, all drop-ship hardware and software licenses revenue are recognized on a net basis whereas CDW recognizes all drop-ship hardware and certain software licenses on a gross basis given that CDW is primarily responsible for fulfillment and acceptability of the specified good. An estimated pro forma adjustment has been made for the impact of recognizing revenue as a principal in transactions related to drop-ship hardware and certain software licenses as if such transactions align with CDW's indicators for gross recognition.

•Sirius has inventory financing agreements with certain financial intermediaries to purchase inventory, which are classified as Accounts payable-trade in its historical balance sheet. Such inventory financing agreements share similar terms and characteristics with CDW's existing agreements, and therefore a pro forma adjustment has been made to conform with CDW's presentation as Accounts payable-inventory financing.
•Sirius has a different allocation policy for classifying certain payroll expenses as either Cost of sales or Selling and administrative expenses. A pro forma adjustment has been included to conform Sirius' allocation of payroll expenses to CDW's policy.
The reclassifications and adjustments made in the preparation of the unaudited pro forma condensed combined financial statements are presented in Note 4 (Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information). Following the Acquisition, CDW will continue to review and assess Sirius' accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment to conform with CDW's accounting policies and classifications. As a result, CDW may identify additional differences that could materially impact the presentation of the combined financial statements.
Note 3. Preliminary Purchase Consideration and Purchase Price Allocation
Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed are recorded at their acquisition date fair values. The Company is currently assessing the identification and measurement of the assets acquired and liabilities assumed as of the date of the Acquisition. As the values of certain of these assets and liabilities are preliminary in nature, they are subject to adjustment as additional information is obtained about the facts and circumstances that existed as of the acquisition date. The purchase price allocation below is based on estimates of the fair value as of September 30, 2021.
CDW has made certain adjustments to the historical book values of the assets and liabilities of Sirius to reflect preliminary estimates of fair value necessary to prepare the unaudited pro forma condensed combined financial statements, with the excess of the purchase price over the adjusted historical net assets of Sirius recorded as goodwill. Upon final completion of the fair value assessment and determination of the final purchase price consideration, the ultimate purchase price allocation may differ from the preliminary assessment outlined below. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to residual goodwill.
The following table summarizes the components of the preliminary purchase price, assuming the Acquisition had been consummated on September 30, 2021:

Estimated Consideration (in millions)
Base purchase price	$2,500
Preliminary purchase price adjustments	(112)
Acquired cash	30
Total estimated consideration	$2,418
The final total consideration and amounts allocated to the assets acquired and liabilities assumed could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. A decrease in the fair value of Sirius' assets or an increase in the fair value of Sirius' liabilities from the preliminary valuations presented would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Acquisition. In addition, if the value of the property and equipment and identifiable intangible assets is higher than the amounts included in these unaudited pro forma condensed combined financial statements, it may result in higher depreciation and amortization expense than is presented in the unaudited pro forma condensed combined statements of operations. Any such increases could be material and could result in CDW’s actual future financial condition and results of operations differing materially from those presented in the unaudited pro forma condensed combined financial statements.

The table below represents a preliminary allocation of the estimated total consideration for the Acquisition to the net assets acquired based on CDW’s preliminary estimate of their respective fair values:

(in millions)	As of September 30, 2021
Cash and cash equivalents	$30
Accounts receivable	810
Other intangible assets, net	1,141
Goodwill	1,500
Other assets	355
Total assets acquired	3,836
Accounts payable-trade	696
Debt	136
Deferred tax liabilities	242
Other liabilities	344
Total liabilities assumed	1,418
Net assets acquired	$2,418
Estimated purchase price	$2,418
The Company used the income approach to value the intangible assets, consisting of acquired customer relationships and trade name. The fair value measurements were primarily based on significant inputs that are not observable, which are categorized as a Level 3 measurement in the fair value hierarchy. Significant inputs used to value these intangible assets include projection of all future cash flows, long-term growth rates, provisional customer attrition rates, discount rates, royalty rates and applicable income tax rates. The excess purchase price recorded to goodwill primarily represents the future economic benefits that the Company expects to achieve as a result of combining Sirius' operations and workforce with that of the Company. The table below summarizes the preliminary estimated fair value of identifiable intangible assets acquired, including the estimated useful lives which was used to determine the amortization expense on a straight-line basis.

(in millions)	Estimated fair value	Estimated useful lives (in years)	Amortization expense for the year ended December 31, 2020	Amortization expense for the nine months ended September 30, 2021
Customer relationships	$1,090	12	$91	$13
Trade names	51	3	17	68
	$1,141		$108	$81
Note 4. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The Transaction Accounting Adjustments related to the Acquisition included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:
1A.Reflects the cash payment for CDW’s transaction costs that have been incurred or are expected to be incurred in connection with the Acquisition that have not yet been recognized in the historical period. Additionally, reflects cash paid at the closing of the Acquisition to settle any transaction expenses that have been recognized in the historical period and are included in accrued expenses on CDW’s historical balance sheet. Transaction costs include financial advisors, legal services, and professional accounting services related to the Acquisition.
1B.Reflects the settlement of $1 billion of Sirius' existing debt required to be paid off at the closing of the Acquisition. Such debt will not be assumed by CDW and therefore is included in the overall estimated purchase consideration. The remaining historical debt balance will be assumed by CDW which relates to discounted customer receivables that are not accounted for as a sale under ASC Topic 860, Transfers and Servicing.
1C.Reflects the cash consideration paid to Sirius Computer Solutions Holdco, LP ("Seller") upon the closing of the Acquisition, including cash paid for Seller's transaction costs, such as the $44 million prepayment penalty fee associated with the extinguishment of Sirius’ existing debt. This adjustment also includes purchase accounting adjustments made to Sirius' historical balances, including:
•The removal of assets and liabilities that are not part of the net assets acquired at the closing of the Acquisition, including deferred rent, liability-classified equity awards which vest and are paid at closing, and deferred commission expense.

•The adjustment to recognize the acquired identifiable intangible assets at their estimated fair value based on a preliminary intangible asset valuation performed in connection with the preliminary allocation of the purchase price. For additional information, refer to Note 3 (Preliminary Purchase Consideration and Purchase Price Allocation).
•The adjustment to recognize the estimated goodwill based on the preliminary allocation of the purchase price.
•The recognition of an additional $81 million in deferred tax liabilities related to the fair value adjustments, principally intangible assets, which were calculated using a statutory income tax rate of 26.1%. This adjustment also includes the subsequent reclassification of CDW’s deferred tax assets to deferred tax liabilities in accordance with the jurisdictional netting requirements of ASC Topic 740, Income Taxes.
•The removal of the $161 million excess maximum cash balance that remains with Seller in accordance with the Purchase Agreement.
•The removal of the historical equity of Sirius.
1D.Reflects the cash payment for the representation and warranty insurance policy required to be obtained by CDW at the closing of the Acquisition and recognition of the related prepaid insurance asset which will be amortized over the six-year term of the policy.
1E.Reflects the recognition of the estimated right-of-use asset and lease liability in accordance with Topic 842, to conform with CDW's accounting policy for leases.
1F.Reflects the sales return reserve and related right of return asset recorded for estimated returns arising from the Sirius net to gross revenue adjustment discussed in 2A below.
1G.Reflects the reclassification of Sirius' inventory financing payable out of accounts payable and to the accounts payable - inventory financing line item to conform to CDW's presentation.
The Transaction Accounting Adjustment related to the financing of the Acquisition that is included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 is as follows:
1H.Reflects the issuance of $2.5 billion of notes to finance the Acquisition, less an estimated $22 million in debt issuance costs related to the financing.
The Transaction Accounting Adjustments related to the Acquisition that are included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and nine months ended September 30, 2021 are as follows:
2A.Reflects the preliminary estimated reclassification of cost of sales related to sales of drop-ship hardware and certain software licenses recognized on a net basis in Sirius' historical statement of operations out of Net sales and into Cost of sales as described in Note 2 (Accounting Policies), net of expected returns.
2B.Reflects the reclassification of certain payroll expenses from Selling and administrative expense in Sirius’ historical statements of operations to Cost of sales to conform with CDW’s historical presentation. For additional information, refer to Note 2 (Accounting Policies).
2C.Reflects the removal of historical expenses related to:
•Amortization of pre-acquisition intangible assets of Sirius. The post-closing amortization expense on the newly recorded intangible assets is recorded in 2D below, and
•Interest expense on Sirius’ historical debt balances which will be paid off at the closing of the Acquisition.
2D. Reflects the amortization of the intangible assets recorded upon the closing of the Acquisition. For additional information, refer to Note 3 (Preliminary Purchase Consideration and Purchase Price Allocation).
2E.Reflects the estimated expenses incurred related to retention awards preliminarily determined:
•$10 million of cash retention awards to be issued in connection with the Acquisition, which are expected to vest over 13 months and will be expensed ratably over the vesting period, and

•$40 million of equity-based retention awards, primarily restricted stock units, to be issued in connection with the Acquisition, which are expected to vest over an average 3-year period and will be expensed ratably over the vesting period.
2F.Reflects the expense incurred upon vesting of existing Sirius equity awards which vested immediately upon the change in control and were paid out upon the closing of the Acquisition.
2G.Reflects the amortization of the representation and warranty insurance policy capitalized at the closing of the Acquisition. The prepaid asset recorded will be amortized over the six-year term of the policy.
2H.Reflects the expense recognized for CDW's and Seller's transaction costs that have been incurred or are expected to be incurred in connection with the Acquisition that have not yet been recognized in the historical periods. This adjustment primarily includes Seller's prepayment penalty fee of $44 million related to the payoff of certain outstanding debt balances of Sirius which was settled in conjunction with the closing of the Acquisition.
2I.Reflects the adjustment to CDW’s income tax expense resulting from the Acquisition-related pro forma adjustments. The estimated income tax rate applied to the pro forma adjustments for both the year ended December 31, 2020 and nine months ended September 30, 2021 is 26.1%. The estimated pro forma blended statutory rate and all other tax amounts are stated at their historical amounts as the combined company’s overall effective tax rate has not yet been determined.
The Transaction Accounting Adjustment related to the financing of the Acquisition included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and nine months ended September 30, 2021 is as follows:
2J.Reflects interest expense on the senior notes issued on December 1, 2021, the net proceeds of which were used to fund the Acquisition. This amount also includes the estimated amortization of debt issuance costs and the related income tax benefit from the pro forma impact. The pro forma adjustment to record interest expense assumes the notes were issued on January 1, 2020 and were outstanding for the entire year ended December 31, 2020 and nine months ended September 30, 2021.
Note 5. Earnings per Share
The following table represents the pro forma earnings per share calculated using the historical weighted average shares outstanding, and the issuance of additional equity awards in connection with the Acquisition, assuming the equity awards were outstanding since January 1, 2020. As the Acquisition is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the equity awards issuable relating to the Acquisition have been outstanding for the entire periods presented. The issuance of additional equity awards has no impact to the basic weighted-average shares outstanding on a pro forma basis for both the year ended December 31, 2020 and nine months ended September 30, 2021.

(in millions, except per share amounts)	For the year ended December 31, 2020	For the nine months ended September 30, 2021
Pro forma net income	$667	$756

Basic proforma weighted-average shares outstanding	142.6	139.5

Historical diluted weighted-average shares outstanding	144.8	141.4
Additional diluted shares on equity-based retention awards	-	0.1
Diluted pro forma weighted-average shares outstanding	144.8	141.5

Basic pro forma earnings per share attributable to common stockholders	$4.68	$5.42
Diluted pro forma earnings per share attributable to common stockholders	$4.61	$5.34